EXHIBIT INDEX


EXHIBIT                    DESCRIPTION OF DOCUMENT
NUMBER

EX-99.B5 Investment Management Agreement between Benham Equity Funds and Benham Management Corporation, dated June 1, 1995.

EX-99.B11a          Consent of KPMG Peat Marwick LLP, independent auditors.

EX-99.B11b          Written representation pursuant to Rule 485(b) under the
                    Securities Act of 1933.

EX-99.B16           Schedule for computation of each performance quotation
                    provided in response to Item 22.

EX-99.B17           Power of Attorney dated December 15, 1995.

EX-27.1             Financial Data Schedule - Benham Global Gold Fund.

EX-27.2             Financial Data Schedule - Benham Income & Growth Fund.

EX-27.3             Financial Data Schedule - Benham Equity Growth Fund.

EX-27.4             Financial Data Schedule - Benham Utilities Income Fund.

EX-27.5             Financial Data Schedule - Benham Global Natural Resources
                    Index Fund.